Exhibit 99.2

AMENDED AND RESTATED LINEAGE LOGISTICS HOLDINGS, LLC

2015 VALUE CREATION UNIT PLAN

1. Purpose of the Plan.

This Amended and Restated Lineage Logistics Holdings, LLC 2015 Value Creation Unit Plan (the “Plan”) has been adopted by the Managing Member (the “Managing Member”) of Lineage Logistics Holdings, LLC (the “Company”). The Plan is intended to promote the interests of the Company and its Affiliates by providing certain Employees, Directors and Consultants (each as defined below) with an opportunity to participate in certain appreciation in the Company’s value upon the occurrence of a Qualifying Liquidity Event (as defined below), subject to the terms and conditions set forth herein, so as to enhance the Company’s ability to attract and retain individuals of exceptional talent to contribute to the sustained progress, growth and profitability of the Company and its Affiliates. The Plan amends and restates in its entirety that certain Lineage Logistics, LLC 2015 Value Creation Unit Plan (the “Original Plan”).

2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Award” means an award of Value Creation Units granted under the Plan.

“Award Agreement” means the written or electronic agreement evidencing an Award.

“Benchmark Amount” means a threshold set forth in an Award Agreement (if any) below which a Value Creation Unit shall not participate in Qualifying Liquidity Event proceeds, which threshold may be denominated in aggregate proceeds, per Unit proceeds or otherwise, in any case, as determined by the Committee.

“Board” shall mean the Board of Directors of the Company.

“Cause” means, in respect of a Participant, either (i) the definition of “Cause” contained in an effective, written Service agreement between the Participant and the Company or an Affiliate of the Company; or (ii) if no such agreement exists or such agreement does not define Cause, then Cause shall be determined by the Committee in its sole discretion. The findings and decision of the Committee with respect to any Cause determination will be final for all purposes.

“Change in Control” means (i) a merger or consolidation of the Company with or into any other corporation or other entity or Person, (ii) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets or (iii) any other transaction, including the sale by the Company of new equity securities or a transfer of existing equity securities of the Company, the result of which is that a third party not an Affiliate of the Company (or a group of third parties not an Affiliate of the Company) immediately prior to such transaction acquires or holds capital stock of the Company representing a majority of the Company’s outstanding voting power immediately following such transaction; provided, however, that none of the following events shall constitute a “Change in Control”: (A) a transaction (other than a sale of all or substantially all of the Company’s assets) in which the holders of the voting securities of the Company immediately prior to such transaction hold, directly or indirectly, at least a majority of the voting securities in the successor corporation immediately after such transaction; (B) a sale, lease, exchange or other disposition in one transaction or a series of related transactions of all or substantially all of the Company’s assets to an Affiliate of the Company; (C) an IPO (the impact of which is discussed in Section 5 below), (D) a reorganization of the Company solely to change its jurisdiction; or (E) a transaction undertaken for the primary purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction. Notwithstanding the foregoing, if a Change in Control would give rise to a payment or settlement event with respect to any Award that constitutes “nonqualified deferred compensation” (within the meaning of Code Section 409A), the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such Award, to the extent required by Code Section 409A.

“CIC Price Threshold” means, as set forth with respect to an Award in the applicable Award Agreement, the minimum purchase price paid or to be paid to the Company (in the case of an asset sale) or the holders of Company Units (in the case of an equity sale, merger or similar transaction) per Unit of the Company in connection with a Change in Control that is necessary in order for such Change in Control to be eligible to constitute a Qualifying Liquidity Event, (i) taking into account Pre-Liquidity Event Distributions, Deferred Consideration and transaction expenses, in each case, in such manner and to such extent as is determined by the Committee, and (ii) valuing any securities and other non-cash property payable as purchase consideration in such manner as the Committee determines.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Managing Member or the Board or a committee thereof as may be appointed by the Managing Member to administer the Plan.

“Company” shall have the meaning provided in Section 1 above.

“Company LLC Agreement” means the Second Amended and Restated Operating Agreement of Lineage Logistics Holdings, LLC, as may be amended from time to time.

“Consultant” means an individual who renders consulting or advisory services to the Company or an Affiliate of the Company and who, to the extent required by applicable securities laws (if any), qualifies as a “consultant or advisor” within the meaning of Rule 701 of the Securities Act.

“Deferred Consideration” means, in connection with a Change in Control, any amounts of consideration payable by the acquiror(s) after the consummation of the Change in Control, including any post-closing purchase price adjustment, earn-out, holdback (whether or not escrowed) or any other form of deferred consideration, but excluding any closing-date payments that are delayed beyond the closing of the Change in Control solely for administrative convenience, as determined by the Committee.

“Director” means a member of the Board.

“Disability” shall mean that a Participant has become “disabled” within the meaning of Code Section 409A.

“Effective Date” means February 18, 2015, the date on which the Original Plan was adopted by the Managing Member.

“Employee” means an employee of the Company or an Affiliate of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fully-Vested Value Creation Unit” shall have the meaning provided in Section 5(b) below.

“IPO” means an initial public offering of equity securities by the Company (or any successor entity thereto) pursuant to an effective registration statement under the Securities Act.

“IPO Price Threshold” means, as set forth with respect to an Award in the applicable Award Agreement, the minimum initial public offering price per Unit of the Company (or its successor entity) that is necessary in order for such IPO to be eligible to constitute a Qualifying Liquidity Event.

“Managing Member” shall have the meaning provided in Section 1 above.

“Original Plan” shall have the meaning provided in Section 1 above.

“Participant” means an Employee, Consultant or Director who is granted an Award under the Plan for so long as such Employee, Consultant or Director continues to hold one or more Awards under the Plan.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Plan” shall have the meaning provided in Section 1 above.

“Post-Termination Vesting Deadline” shall have the meaning provided in Section 5(d)(i) below.

“Pre-Liquidity Event Distributions” means, with respect to a Value Creation Unit, the aggregate per-Unit distributions, if any, paid generally to holders of the class of Units to which such Value Creation Unit relates during the period beginning on the grant date applicable to such Value Creation Unit and ending on the date on which a Qualifying Liquidity Event occurs with respect to such Value Creation Unit, provided, however, that in no event shall Pre-Liquidity Event Distributions include any Tax Distributions (as defined in the LLC Agreement) or similar distributions paid to holders of Units, except to the extent that any Tax Distributions or similar distributions offset operating or liquidating distributions, in each case, as determined by the Committee.

“Qualifying Liquidity Event” means, with respect to an Award, the first to occur of an IPO or a Change in Control that both (i) occurs no later than the seventh (7th) anniversary of the grant date of such Award, and (ii) (A) in the case of a Change in Control, results in an aggregate sale price at or above the applicable CIC Price Threshold, and (B) in the case of an IPO, occurs at or above the applicable IPO Price Threshold. For the avoidance of doubt, no more than one Qualifying Liquidity Event may occur under the Plan with respect to any Award.

“Restrictive Covenants” means, with respect to an Award, any noncompetition, nonsolicitation, nondisparagement, confidentiality or other restrictive covenants applicable to such Award, as set forth in the applicable Award Agreement.

“Retirement” means a Participant’s voluntary termination of Service upon or following the later to occur of (i) such Participant providing at least ten (10) years of continuous Service to the Company or its Affiliates, and (ii) such Participant attaining sixty (60) years of age.

“Securities Act” means the Securities Act of 1933, as amended.

“Service” means service as an Employee, Consultant or Director. The Committee, in its sole discretion, shall determine the effect of all matters and questions relating to terminations of Service, including, without limitation, the question of whether and when a termination of Service occurred and/or resulted from a discharge for Cause, and all questions of whether particular changes in status or leaves of absence constitute a termination of Service, provided, however, that unless otherwise determined by the Committee, a termination of Service shall not be deemed to occur in the event of a termination where there is simultaneous commencement by the Participant of a relationship with the Company or an Affiliate of the Company as an Employee, Director or Consultant.

“Service-Vested Value Creation Unit” means a Value Creation Unit with respect to which the Service-vesting requirements set forth in Section 5(b) below or the applicable Award Agreement, as applicable, have been satisfied.

“Unit” means a “Unit” of the Company as defined in the LLC Agreement or any equity interest in the Company (or a successor entity) into which any Company Units may be converted in the future.

“Value Creation Unit” means a notional interest granted under the Plan, the value of which (if any) is determined by reference to the value of a Unit on a Qualifying Liquidity Event, subject to the vesting, forfeiture payment and other terms, conditions, restrictions and limitations set forth herein and in the applicable Award Agreement.

3. Eligibility.

Employees, Directors and Consultants shall be eligible to receive one or more grants of Value Creation Units under the Plan, as determined by the Committee.

4. Value Creation Units Authorized.

The Committee shall be authorized to issue Value Creation Units under the Plan in such number and relating to such Units as the Committee may determine in its sole discretion.

5. Terms of Value Creation Units.

(a) Grants of Awards. Subject to the provisions of the Plan, the Committee may, from time to time, select Employees, Directors and/or Consultants to whom Value Creation Units shall be granted and, for each such Award, determine the terms and conditions of such Award in accordance with Section 6 below.

(b) Vesting. Each Value Creation Unit shall become vested and nonforfeitable (a “Fully-Vested Value Creation Unit”) upon the satisfaction of both of the following vesting conditions with respect to such Value Creation Unit:

(i) Service Vesting Component. Unless otherwise determined by the Committee and provided in an Award Agreement, each Award shall satisfy the Service-vesting component as to twenty-five percent (25%) of the Value Creation Units subject thereto on each of the first four (4) anniversaries of the applicable vesting commencement date specified in the applicable Award Agreement, subject to and conditioned upon the Participant’s continued Service through the applicable vesting commencement date anniversary. Unless otherwise determined by the Committee, any Value Creation Units that have not satisfied the Service-vesting component as of the date of a Qualifying Liquidity Event with respect to such Value Creation Units shall continue to satisfy the Service-vesting component on the applicable Service-vesting schedule and shall become Fully-Vested Value Creation Units on the applicable Service-vesting date(s) following such Qualifying Liquidity Event (subject to continued Service through the applicable Service-vesting date).

(ii) Qualifying Liquidity Event Vesting Component. Upon the occurrence of a Qualifying Liquidity Event with respect to a Value Creation Unit that remains outstanding as of immediately prior to such Qualifying Liquidity Event (taking into consideration any forfeitures contemplated by Sections 5(d) or 5(e) below), such Value Creation Unit shall satisfy the Qualifying Liquidity Event vesting component and either (i) if such Value Creation Unit has become a Service-Vested Value Creation Unit as of the date of the Qualifying Liquidity Event, become a Fully-Vested Value Creation Unit, or (ii) if such Value Creation Unit has not satisfied the Service-vesting component as of the date of the Qualifying Liquidity Event, remain outstanding and eligible to become a Fully-Vested Value Creation Unit in accordance with Section 5(b)(i) above.

(c) Payment of Value Creation Units.

(i) Payments of Fully-Vested Value Creation Units. Subject to Section 5(c)(ii) below, upon or within forty-five (45) days after any Value Creation Unit subject to an Award has become a Fully-Vested Value Creation Unit (with the actual payment date determined by the Committee), the Company shall pay to the Participant holding such Award, with respect to each Fully-Vested Value Creation Unit subject thereto, an amount equal to: (A) the per Unit consideration paid or payable in connection with the Qualifying Liquidity Event applicable to such Value Creation Unit with respect to the class of Units to which such Value Creation Unit relates, minus (B) the applicable per Unit Benchmark Amount (if any), in each case, as determined by the Committee (the “Per Unit Payment Amount”).

(ii) Deferred Consideration. Notwithstanding Section 5(c)(i) above, if (A) a Qualifying Liquidity Event is a Change in Control, (B) any portion of the consideration payable by the acquirer in the Change in Control will be payable (if at all) as Deferred Consideration and (C) any Value Creation Unit becomes a Fully-Vested Value Creation Unit prior to the final payment of all amounts payable in connection with such Change in Control, then the Company may, in the Committee’s discretion, pay proportionate amounts of any consideration payable in respect of such Fully-Vested Value Creation Units at such times and subject to such terms, conditions and limitations, in each case, as the Committee may determine, in any event, to the extent that such alternative payment timing will not result in income inclusion, taxes or penalties under Code Section 409A or any corresponding state statute.

(iii) Form of Payment. Any payment due to a Participant in accordance with this Section 5(c) may be paid in cash or, subject to applicable federal and state securities laws, any such other form of consideration deemed appropriate by the Committee, including without limitation, securities of the Company, any acquiring or successor entity(ies) or any of their respective Affiliates.

(d) Termination of Service. Upon a Participant’s termination of Service, unless otherwise specified in an applicable Award Agreement, the following provisions shall govern such Participant’s Value Creation Units to the extent that such Value Creation Units have not become Fully-Vested Value Creation Units as of the date of such termination of Service:

(i) Termination without Cause, Due to Death, Disability or Retirement. Upon a Participant’s termination of Service by the Company without Cause or due to the Participant’s death, Disability or Retirement, in any such case, subject to the Participant’s timely execution and non-revocation of a general release and waiver of claims in a form prescribed by the Company at the time of such termination of Service, unless otherwise specified in an applicable Award Agreement, any Value Creation Units that have become Service-Vested Value Creation Units as of the date of such termination (after taking into consideration any accelerated Service-vesting that may occur in connection with such termination, if any), will remain outstanding and eligible to become Fully-Vested Value Creation Units upon the consummation of a Qualifying Liquidity Event that occurs on or prior to the earlier to occur of (A) the second (2nd) anniversary of such termination or (B) the expiration date specified in the applicable Award Agreement (in either case, the “Post-Termination Vesting Deadline”). Any Value Creation Units that have not become Service-Vested Value Creation Units as of the date of any such termination of Service shall be forfeited and terminated upon such termination of Service without payment. In addition, any such Service-Vested Value Creation Units that do not become Fully-Vested Value Creation Units in connection with a Qualifying Liquidity Event occurring on or prior to the Post-Termination Vesting Deadline shall be forfeited and terminated upon the Post-Termination Vesting Deadline or, if earlier, upon any breach by the Participant of any applicable Restrictive Covenant (as determined by the Committee), in either case, without payment.

(ii) Other Terminations. Upon a Participant’s termination of Service for any reason not specified in Section 5(d)(i) above, including, without limitation, a termination by the Company for Cause or a resignation by the Participant (other than due to Retirement), all Value Creation Units held by such Participant that have not become Fully-Vested Value Creation Units as of the date of such termination (whether or not such Value Creation Units have then become Service-Vested Value Creation Units) shall be forfeited and terminated upon such termination of Service without payment.

(e) Expiration. If a Participant holds Value Creation Units that have not become Fully-Vested Value Creation Units as of the expiration date set forth in the applicable Award Agreement, such Value Creation Units shall expire and be forfeited and terminated upon such expiration date without payment.

(f) Award Agreement. Each grant of Value Creation Units hereunder shall be evidenced by an Award Agreement containing such terms, conditions and limitations not inconsistent with the Plan as the Committee shall determine, including without limitation, the number of Value Creation Units, the class of Units to which such Value Creation Units relate, the applicable CIC Price Threshold and IPO Price Threshold, the applicable Benchmark Amount (if any), applicable Restrictive Covenants (if any), applicable vesting conditions (to the extent different from those set forth in Section 5(b) above), applicable expiration date and such the other terms and conditions as the Committee may determine.

6. Administration.

(a) General. The Plan will be administered by the Committee. The Committee is hereby authorized to determine which Employees, Consultants and/or Directors will receive Awards, to grant Awards and to set all terms and conditions of Awards (including without limitation the terms and conditions contemplated by Section 5(f) above). In addition, the Committee is hereby authorized to take all actions and make all determinations contemplated by the Plan and any Award Agreements and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Committee may accelerate the vesting of any Award in its sole discretion. The Committee may correct any defect or ambiguity, supply any omission or reconcile any inconsistency in the Plan or any

Award in the manner and to the extent it shall deem necessary or appropriate to carry the Plan and any Awards into effect, as determined by the Committee. The Committee shall make all determinations under the Plan in its sole discretion and all such determinations shall be final and binding on all Persons having or claiming any interest in the Plan, in any Award and/or in any Value Creation Units. No member of the Committee (or person acting on behalf of the Committee) shall be liable for any action or determination made in good faith with respect to the Plan or any Award.

(b) Delegation of Authority. To the extent permitted by applicable law, the Managing Member may delegate any or all of its powers under the Plan to the Board or to one or more committees of the Board. The Managing Member may abolish any committee of the Board at any time and/or re-vest in itself any previously delegated authority.

(c) Changes in Capitalization. Without limiting the generality of any other provision hereof, in the event of any change in capitalization of the Company, including but not limited to any non-cash distribution, Unit split or combination, exchange of Units, extraordinary distribution or any other change involving the Units that would unjustly dilute or enlarge the benefits contemplated by the Plan and/or any outstanding Award(s), as determined by the Committee, the Committee may make such equitable adjustments to outstanding Value Creation Units as it deems necessary or appropriate to prevent such unjust dilution or enlargement, including without limitation, adjustments to (i) the aggregate number and kind of Value Creation Units that may be issued under the Plan; (ii) the number and kind of Value Creation Units subject to outstanding Awards; and/or (iii) the terms and conditions of any outstanding Awards.

(d) Experts. In making any determinations under the Plan or any Award Agreement, the Committee may, but shall have no obligation to, employ attorneys, consultants, accountants, appraisers, brokers, or other persons, and the Committee, the Company and its officers and Directors, as applicable, shall be entitled to rely upon the advice, opinions and/or valuations of any such persons.

7. Amendment, Termination or Suspension of the Plan, Awards. The Committee may amend, suspend or terminate the Plan or any Award at any time or from time to time, provided, however, that no such amendment, suspension or termination shall impair the rights and obligations under any outstanding Award, except in the case of any amendments pursuant to Section 8 hereof or with the written consent of the affected Participant. In no event shall any Value Creation Units be granted under the Plan during any period of suspension of the Plan or after the Plan terminates in accordance with this Section 7. Following the termination of any Value Creation Units, whether due to the Participant’s termination of Service, the expiration of the Award, termination in accordance with this Section 7 or otherwise, the Participant shall have no right to any payment or any other interest arising in connection with such terminated Value Creation Units or the Plan, and the Company and its Affiliates shall have no further obligation with respect to thereto.

8. Code Section 409A. This Plan and all Awards and Value Creation Units granted hereunder shall be interpreted and administered in all respects in accordance with the requirements of Code Section 409A to the extent applicable thereto. Notwithstanding any provision of the Plan to the contrary, in the event that, following the Effective Date, the Committee nevertheless determines that any Value Creation Units may be or become subject to Code Section 409A or any similar state statute, the Committee is hereby authorized (without any obligation to do so or to indemnify any Participant or any other Person for any failure to do so), in its discretion, to adopt such amendments to the Plan and/or the applicable Award Agreement(s) or to adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Committee determines to be necessary or appropriate to cause the Value Creation Units to comply with Code Section 409A (and any similar state statute) or an exemption therefrom and thereby avoid any income inclusion requirements and additional taxes thereunder.

9. Section 280G Cap.

(a) Cutback. Notwithstanding any other provision of the Plan or any Award Agreement hereunder, in the event that any payment or benefit received or to be received by any Participant (including any payment or benefit received in connection with a termination of such Participant’s Service with the Company or any of its Affiliates), whether pursuant to the terms of the Plan, any Award Agreement or any other plan, arrangement or agreement (all such payments and benefits, including any payments under Section 5(c) hereof, being hereinafter referred to as the “Total Payments”) would, but for this Section 9, be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the payments under the Plan shall be reduced (if necessary, to zero) to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax. If a reduction in the Total Payments is to be made, except as provided in the following sentence, the Total Payments will be paid only to the extent permitted by the preceding sentence, and the Participant will have no rights to any additional payments and/or benefits constituting the Total Payments. Notwithstanding the foregoing, the provisions of this Section 9 shall not apply to reduce the Total Payments if the Total Payments that would otherwise be subject to the Excise Tax are disclosed to and approved by the Company’s unitholders in accordance with Section 280G(b)(5)(B) of the Code and applicable treasury regulations. In no event will the Company or any stockholder be liable to any Participant for any amounts not paid as a result of the operation of this Section 9.

(b) Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, no portion of the Total Payments the receipt or enjoyment of which any Participant has waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account.

10. Tax Consequences. None of the Company, the Managing Member, the Board or the Committee makes any commitment or guarantee that any federal, state or local tax treatment will (or will not) apply or be available to any Participant. Each Participant, by acceptance of an Award, is deemed to represent that the Participant has consulted with any tax consultants that he or she deems advisable in connection with the Award and that the Participant is not relying on the Company, the Committee or any officer, Director or Employee of the Company or its Affiliates for tax advice.

11. Miscellaneous Provisions.

(a) Withholding. The Company shall be entitled to deduct and withhold from any amounts payable under this Plan or any Award Agreement all federal, state, local and/or foreign taxes, as the Committee determines to be legally required pursuant to any applicable laws or regulations. In addition, the Committee may require a Participant, as a condition to the payment of any Award, to satisfy any such withholding obligations by tendering a cash payment to the Company.

(b) No Right to Participate or Continue Service. No Employee, Director, Consultant or other Person shall have any claim or right to be granted any Value Creation Units under the Plan. Neither the Plan nor any Award shall confer upon any Participant or any other Person any right with respect to the establishment or continuation of any Service relationship with the Company or any of its Affiliates, nor shall the existence of the Plan or any Award interfere in any way with a Participant’s right or the Company’s right to terminate a Participant’s Service at any time, and such rights are hereby expressly reserved.

(c) Value Creation Units Not Transferable. No Value Creation Unit shall be subject in any manner to anticipation, alienation, sale, assignment, transfer, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void ab initio. Payments with respect to Value Creation Units held by a Participant shall be made only to such Participant or his or her guardian or legal representative or, in the event of the Participant’s death prior to any payment owing in respect of a Value Creation Unit, to the Participant’s estate.

(d) Compliance with Law. The Plan, the granting and vesting of Value Creation Units under the Plan and any payment in respect of Value Creation Units are subject to compliance with all applicable federal and state laws, rules and regulations and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any equity securities that may become deliverable under the Plan (if any) shall be subject to the foregoing restrictions and the person acquiring any such equity securities shall, if requested by the Company, provide such assurances and representations as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. If the Company is unable to obtain from any regulatory commission or agency having authority over the Plan the authority which counsel for the Company deems necessary for the lawful issuance of Value Creation Units under the Plan, the Company shall be relieved from any liability for failure to issue Value Creation Units or provide for their settlement unless and until such authority is obtained. To the extent permitted by applicable law, the Plan and any Value Creation Units awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

(e) No Limitations on Company Action. For the avoidance of doubt, neither the existence of the Plan nor any Award hereunder shall create or be deemed to create any obligation on the part of the Company to seek the consent of any Participant or any other Person in order to take any corporate action or make any amendment to the LLC Agreement, including, without limitation, an amendment to increase the number of outstanding Units and/or add new classes of Units.

(f) Unfunded Plan. Nothing in the Plan or any Award Agreement shall entitle a Participant to payment of any specified property or payment out of a trust fund or other security device created for the benefit of Participants. Any claim to payment which a Participant has with respect to Value Creation Units shall be only as a general creditor of the Company. The Company’s obligations under the Plan are both unfunded and unsecured and shall not be construed to cause a Participant to recognize taxable income prior to the time that a payment is actually paid to that Participant in accordance with the Plan. The liability for payment with respect to Value Creation Units is a liability of the Company alone and not of any Employee, officer, Director, member or Affiliate of the Company.

(g) Not LLC Interests. No Participant or successor in interest shall be deemed to be a member of the Company or any Affiliate of the Company or to have any right to receive any securities of the Company or any Affiliate of the Company solely by virtue of the Plan or any Award. No Participant or successor in interest shall have any right or entitlement to receive payment of any Pre-Liquidity Event Distributions at any time. Value Creation Units represent only a potential payment in cash or securities (as determined by the Committee) that may become payable on the terms and conditions set forth in the Plan. Unless otherwise determined by the Committee, awards under the Plan shall not represent actual Units or other equity interests in the Company or a security interest in any of the assets held by the Company. Notwithstanding the foregoing or anything to the contrary contained herein or in any Award Agreement, if the Committee determines that a Value Creation Unit or the form of payment with respect to a Value Creation Unit shall constitute a security of the Company, its successors, or any other entities, no such security shall be issued to any Participant unless such security is then registered under the Securities Act and applicable state securities laws or, if such security is not then so registered, the Committee has determined that such issuance would be exempt from the registration requirements of the Securities Act and applicable state securities laws.

(h) Special Incentive Compensation. By acceptance of an Award hereunder, each Participant shall be deemed to have agreed that such Award is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any pension, retirement, life insurance, disability, severance or other employee benefit plan of the Company or any of its Affiliates.

(i) Severability. If any provision of the Plan or any Award is, becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(j) Notice. Any notice required to be given hereunder shall be considered given and received by the addressee on the date the Committee mails such notice by common carrier to such addressee at the address on file with the Company.

(k) Captions. The captions contained in this Plan are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Plan’s provisions.

(l) Entire Agreement. This Plan, together with any Award Agreements, contains the entire agreement of the parties relating to the subject matter hereof.

(m) Choice of Law. The laws of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of laws rules.